Exhibit 99.1

Gaming Partners International Corporation Press Release

LAS VEGAS, NEV. (June 19, 2006) — Gaming Partners International Corporation (NASDAQ — NMS: GPIC) announced today that on June 13, 2006, the Board of Directors has appointed Charles R. Henry as a director and member of the audit committee and nominating and governance committee for the Company, effective June 30, 2006, subject to the gaming regulatory approvals, based on the Nominating Committee’s recommendation on June 9, 2006. As reported in our Form 8-K dated June 9, 2006, Benoit Aucouturier resigned as a director and a member of the audit committee and nominating and governance committee of the Company, effective June 30, 2006. The Company believes that Mr. Henry meets the independence listing qualifications the Nasdaq Stock Market, Inc., or NASDAQ, composition requirements set forth in Marketplace Rule 4350(d)(2).

Charles R. (Chuck) Henry is a retired two-star general, with 41 years of leadership experience, a distinguished military career and an advanced law degree. Mr. Henry is the current COO and a board member of CEG Company in Rico Rica, Arizona, a leading producer of military wiring harnesses for military vehicles. Prior to that he was a consultant in Washington D.C. for Sahara International, (NCED) on defense issues and was also appointed CEO and President of the National Veterans Business Development Corporation, part of Public Law 106-50, which was created by Congress. From 1997 to 2001, Mr. Henry served as an officer of LFR Levine Fricke, an environmental management and consulting firm, which is an affiliate of GPIC’s majority shareholder.

 “We are honored to have Mr. Henry as a member of our board,” said Gerard P. Charlier, Chief Executive Officer, of Gaming Partners International Corporation. “His stellar military background and achievements and broad experience bring so much to our company and we are looking forward to working with him in the future.”

Mr. Henry holds an undergraduate degree in economics from Middle Tennessee State University; with degrees at the U.S. Army Command and General Staff College; Woodrow Wilson Law School: J.D.; Woodrow Wilson Law School: L.L. M., and the U.S. Army War College.

About the Company

GPIC manufactures and supplies (under the brand names of  Bourgogne et Grasset, Paulson, and Bud Jones) gaming chips, table layouts, playing cards, dice, gaming furniture, table accessories and other products that are used with casino table games such as blackjack, poker, baccarat, craps and roulette. GPIC is headquartered in Las Vegas, Nevada, with offices in Beaune, France; San Luis, Mexico; and Atlantic City, New Jersey. GPIC sells its casino products directly to licensed casinos throughout the world. For additional information about GPIC, visit our web site atwww.gpigaming.com.

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Contact:	Gaming Partners International Corporation

Gerard Charlier, Chief Executive Officer, (702) 384-2425
John Foley, Foley/Freisleben LLC, (213) 955-0020